UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       ZWICKL,     MICHAEL    D.
     BEECH STREET LAW OFFICES
     123 S. DURBIN STREET
       CASPER,    WY   82601
     USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     JULY 1999
5. If Amendment, Date of Original (Month/Year)
     JANUARY 7, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
     DIRECTOR OF MAJORITY OWNED SUBSIDIARY
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.01 PAR VALUE COMMON S|07/08/|P   | |1,000             |A  |$4.375/SH  |13,214 (a)         |D     |                           |
TOCK                       |99    |    | |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON S|N/A   |    | |NONE              |   |N/A        |53,625             |I     |By Nupec (b)               |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON S|N/A   |    | |NONE              |   |N/A        |512,359            |I     |By Crested (c)             |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
    N/A               |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This Amendment is filed to correct an error in reporting the total number of shares held directly by the Reporting Person.
a) Includes 3,444 shares held in an Individual Retirement Account established for the benefit of the Reporting Person.
b) Consists of shares owned by two limited partnerships of which NUPEC Resources, Inc. ("NUPEC") is a general partner. The Reporting Person is the sole director of NUPEC. The partnerships, U.S. Energy 1977 Minerals Program, Ltd. and U.S. Energy 1978 Minerals Program, Ltd., hold 19,250 and 34,375 shares, respectively. NUPEC has waived its rights to recieve a distribution upon total or partial dissolution of the 1977 and 1978 partnerships in excess of 10,000 shares for both partnerships. Mr. Zwickl disclaims beneficial and pecuniary interest in the shares held by the two partnerships.
c) Consists of shares held by Crested Corp. ("Crested"), a majority owned subsidiary of USEG. The Reporting Person is a director of Crested. The Reporting Person is not a controlling shareholder of Crested and therefore the Reporting Person does not have a pecuniary interest in the USEG shares held by Crested, under Rule 16a-1(a)(2)(iii) and disclaims any beneficial interest in the USEG shares held by Crested.
SIGNATURE OF REPORTING PERSON
    /s/    MICHAEL D. ZWICKL
DATE
 September 25, 2000